Exhibit 99.1

[GRAPHIC APPEARS HERE] CORPORATE INVESTOR RELATIONS 5333 - 15 TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com	[GRAPHIC APPEARS HERE] CONTACT: Thomas E. Swanson President & CEO 760.432.1100 NEWS RELEASE

COMMUNITY BANCORP SETS RECORD EARNINGS OF $3.0 MILLION IN 2002;

FOURTH QUARTER EPS MORE THAN DOUBLES TO $0.26

ESCONDIDO, CA – January 30, 2003 – Community Bancorp Inc. (Nasdaq: CMBC) today reported that strong loan production and balance sheet management resulted in margin expansion and a substantial increase in profitability for both the fourth quarter and the year. Net income for 2002 nearly doubled the profits recorded in any year since the 1985 inception of Community National Bank, the company’s sole subsidiary.

In the quarter ended December 31, 2002, net income grew 183% to $928,000 or $0.26 per diluted share, compared to $328,000 or $0.10 per share in the fourth quarter last year. Net income increased 173% for the year to $3.0 million or $0.84 per diluted share, compared to $1.1 million or $0.35 per diluted share in 2001. Per share data reflects the 5% stock dividend paid on November 29, 2002.

Profitability ratios improved significantly in both the fourth quarter and the year. Return on average equity (ROE) increased to 18.2% for the quarter and 16.0% for all of 2002, compared to 8.0% in the fourth quarter and 7.8% last year. Return on average assets (ROA) was 0.92% for the quarter and 0.77% for the year, compared to 0.37% and 0.34%, respectively, a year ago. The efficiency ratio improved to 62.4% in the quarter and 70.3% for 2002, from 70.9% in the fourth quarter last year and 78.6% in 2001.

Loan production increased 16% for both the fourth quarter and year. In the fourth quarter of 2002, originations were $98.5 million in the quarter, compared to $84.7 million in the fourth quarter last year. For the year, originations totaled $309 million, from $267 million in 2001. In 2002, 28% of total originations were SBA loans, compared to 20% of new loans in 2001.

“While loan production was a crucial component of our success in 2002, balance sheet management also contributed to the record profits,” stated Tom Swanson, President and CEO. “We sold 58% of our SBA production in the second half of 2002 and put the remainder in our portfolio.”

“On the liability side, we increased total deposits 9%, including growing non-interest bearing deposits 34% and decreasing our dependence on wholesale deposits,” added Bruce Mills, CFO. “The result was a lower cost of funds and an improved margin.” The net interest margin increased 77 basis points to 4.74% in the fourth quarter 2002 when compared with 3.97% for the same period in 2001.

Deposits were $364 million at the end of December, compared to $333 million at year-end 2001. Retail deposits increased 19% to $300.3 million, compared to $251.6 million last year, while wholesale deposits decreased 22% to $63.7 million, from $81.7 million a year ago. Net loans grew 11% to $339 million, from $306 million, and total assets grew 12% to $416 million, compared to $370 million at the end of last year.

“Asset quality has continued to improve, reflecting our strong underwriting policies and aggressive collection procedures.” Swanson said. “Non-performing loans and assets have improved and net-charge offs decreased in both the quarter and the year.” At year-end, non-performing loans (NPLs) and non-performing assets (NPAs) both equaled $2.3 million, compared to NPLs of $3.2 million and NPAs of $5.1 million at the end of 2001.

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CMBC – Record 2002 Profits

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NPLs are now just 0.65% of gross loans, from 1.04% a year ago, and NPAs are 0.54% of total assets, compared to 1.38% of assets at December 31, 2001. Net of government guarantees on SBA loans, NPLs are now 0.19% of gross loans, from 0.37% a year ago, and NPAs are 0.16% of assets, compared to 0.82% at the end of last year. Net charge offs were $515,000 in the year, compared to $623,000 in 2001.

The total reserve for loan losses was $3.9 million at year-end, compared to $2.8 million a year ago. The allowance for loan losses now represents 1.14% of gross loans, up from 0.90% a year ago. Net of the government guaranteed portion of SBA loans, the allowance for loan losses, including reserves for losses on commitments to extend credit, now represents 1.31% compared to 1.18% a year ago. The provision for loan losses was $776,000 in the fourth quarter and $1.6 million for the year, compared to $706,000 and $1.5 million in 2001. The increase in the provision and reserve levels is due to the growth in the loan portfolio combined with the uncertainties of the economy.

Net interest income before the provision for loan losses increased 34% to $4.5 million for the quarter, from $3.3 million in the fourth quarter last year, a result of increased assets and a lower cost of funds. Other operating income increased 75% to $1.8 million, compared to $1.0 million a year earlier, largely due to increased gain on sale of loans. Operating expenses increased 26% to $3.9 million, compared to $3.1 million in the fourth quarter last year.

In 2002, net interest income grew 27% to $16.1 million, compared to $12.7 million a year ago. Other operating income grew 120% to $6.5 million, compared to $3.0 million in 2001. Other operating expense increased 29% to $15.9 million, from $12.3 million last year, reflecting the opening of the company’s fifth branch in December 2001 in Bonsall, Corporate Headquarters in March 2002, as well as increased performance based incentives and loan officer commissions.

Community National Bank is a subsidiary of Community Bancorp, a $416 million financial institution headquartered in Escondido, California. The bank’s primary focus is community banking and commercial lending, with additional lending niches of SBA and aircraft lending. The bank serves northern San Diego County and southwest Riverside County with retail banking offices in Fallbrook, Temecula, Escondido, Bonsall and Vista. The bank has nine loan production offices located throughout the state of California.

www.comnb.com

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

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CONSOLIDATED STATEMENT OF OPERATIONS

	Quarterly Percentage Change	Quarter Ended December 31,		Year To Date Ended December 31,		Annual Percentage Change
		2002	2001	2002	2001
	(unaudited) (dollars in thousands, except per share data)
INTEREST INCOME
Interest and fees on loans		$6,066	$5,800	$23,322	$23,813
Interest on cash equivalents		41	150	267	900
Interest-earning deposits with banks		1	7	6	31
Interest on trading securities		50	—	50	—
US Treasury, govt. agencies & other securities		296	129	1,170	461

Total Interest Income	6%	6,454	6,086	24,815	25,205	-2%
INTEREST EXPENSE
Deposits		1,624	2,442	7,214	11,228
Other borrowed money		341	298	1,481	1,253

Total Interest Expense	-28%	1,965	2,740	8,695	12,481	-30%
Net interest income	34%	4,489	3,346	16,120	12,724	27%
Provision for loan losses	10%	776	706	1,561	1,470	6%

Net Interest Income After Loan Loss Provision	41%	3,713	2,640	14,559	11,254	29%
OTHER OPERATING INCOME
Net gain on sale of loans		1,048	494	4,410	1,091
Loan servicing fees, net		146	31	687	129
Customer service charges		179	172	614	533
Gain (loss) on other repossessed assets		7	—	(42)	—
Other fee income		391	316	832	1,206

Total Other Operating Income	75%	1,771	1,013	6,501	2,959	120%
OPERATING EXPENSES
Salaries and employee benefits		2,176	1,670	8,794	6,657
Occupancy		339	205	1,337	799
Telephone		75	75	305	295
Bank premises and equipment		55	65	247	262
Data processing		159	143	625	546
Depreciation of fixed assets		254	191	989	637
Marketing and promotions		60	73	267	321
Professional services		356	208	1,077	762
Director, officer and employee expenses		85	118	419	486
Office expenses		142	90	540	413
ESOP loan expense		—	—	—	153
Other		202	253	1,321	997

Total Other Operating Expenses	26%	3,903	3,091	15,921	12,328	29%

Income before income taxes		1,581	562	5,139	1,885
Income tax		653	234	2,133	783

NET INCOME	183%	$928	$328	$3,006	$1,102	173%

Per Share Data(1)
Basic earnings per common share	170%	$0.27	$0.10	$0.86	$0.36	139%

Earnings per common share – assuming dilution	160%	$0.26	$0.10	$0.84	$0.35	140%

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CONSOLIDATED BALANCE SHEET

	Percentage Change	December 31, 2002	December 31, 2001
	(unaudited) (dollars in thousands)
ASSETS:
Cash and cash equivalents		$22,656	$38,946
Interest bearing deposits in financial institutions		99	596
Federal Reserve Bank & Federal Home Loan Bank stock		1,548	1,065
Trading securities, at market value		16,076	—
Investment securities held-to-maturity, at amortized cost		21,306	10,626
Interest-only strip, at fair value		480	354

Total Cash, Cash Equivalents and Investments	21%	62,165	51,587

Loans held for sale		52,879	39,023
Loans held for investment		290,537	269,451
Reserve for loan losses		(3,945)	(2,788)

Loans, Net	11%	339,471	305,686

Bank premises and equipment, net		4,179	2,924
Other repossessed assets		—	1,900
Accrued interest and other assets		5,252	5,579
Income tax receivable		309	—
Deferred tax asset		1,705	1,240
Servicing asset, net		2,617	1,307

TOTAL ASSETS	12%	$415,698	$370,223

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits:
Interest bearing	6%	$312,514	$295,076
Non-interest bearing	34%	51,438	38,258

Total Deposits	9%	363,952	333,334

Trust Preferred Securities		10,004	10,000
Other borrowings		15,500	5,813
Reserve for losses on commitments to extend credit		174	285
Accounts payable and other liabilities		5,495	4,290

Total Liabilities	12%	395,125	353,722

STOCKHOLDERS’ EQUITY:
Common stock $0.625 par value; authorized 10,000,000 shares, issued and outstanding, 3,542,000 at December 31, 2002 and 3,311,000 at December 31, 2001		2,214	2,069
Additional paid-in capital		10,734	9,162
Unearned ESOP contribution		—	(668)
Retained earnings		7,625	5,938

Total Stockholders’ Equity		20,573	16,501

TOTAL LIABILITIES AND EQUITY	12%	$415,698	$370,223

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CONSOLIDATED FINANCIAL RATIOS	Quarter Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Annualized return on average assets	0.92%	0.37%	0.77%	0.34%
Annualized return on average equity	18.23%	7.95%	16.00%	7.79%
Efficiency ratio	62.42%	70.91%	70.25%	78.61%
Annualized net interest margin	4.74%	3.97%	4.40%	4.18%
Book value per share adjusted for 5% stock dividend Nov 2002	$5.81	$4.75

NON-PERFORMING ASSETS	December 31,
	2002	2001
Non-accrual loans	$2,254	$3,174
Loans past due 90 days or more	—	29
Restructured loans	—	—

Total non-performing loans	2,254	3,203
OREO	—	—
Other repossessed assets	—	1,900

Total non-performing assets	$2,254	$5,103

Total non-performing loans/gross loans	0.65%	1.04%
Total non-performing assets/total assets	0.54%	1.38%
Total non-performing loans net of guarantees/gross loans	0.19%	0.37%
Total non-performing assets net of guarantees/total assets	0.16%	0.82%

ALLOWANCE FOR LOAN LOSSES	Quarter Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Balance at beginning of period	$3,607	$2,550	$2,788	$1,988
Provision for loan losses	776	706	1,561	1,470
Recovery of (provision for) reserve for losses on commitments to extend credit	(30)	(2)	111	(47)
Charge offs (net of recoveries)	(408)	(466)	(515)	(623)

Balance at end of period	$3,945	$2,788	$3,945	$2,788

Loan loss allowance/gross loans	1.14%	0.90%
Loan loss allowance/non-performing loans	175.0%	87.0%
Loan loss allowance/total assets	0.95%	0.75%
Loan loss allowance/non-performing assets	175.0%	54.6%
Loan loss allowance/non-performing loans, net of guarantees	606.0%	244.6%
Loan loss allowance/non-performing assets, net of guarantees	606.0%	91.7%

AVERAGE BALANCES	Quarter Ended December 31,		Year-to-Date Ended December 31,
	2002	2001	2002	2001
Average assets	$399,695	$353,892	$392,037	$322,753
Average equity	$20,192	$16,371	$18,792	$14,143
Average net loans (includes LHFS)	$331,246	$294,811	$324,627	$271,433
Average deposits	$354,235	$321,055	$344,487	$291,685
Average interest earning assets	$375,382	$331,692	$366,330	$304,691